Exhibit 99.1
NEWS RELEASE

For Release	Hold For Release
Contact:	Ray Singleton or David Flake
(303) 296-3076
Basic Earth Updates North Dakota Drilling Efforts
Denver, Colorado, January 27, 2006 — Basic Earth Science Systems, Inc. (Basic) (OTC:BB BSIC) reported today preliminary results from completion operations on its State #16-1H in McKenzie County, North Dakota. Upon testing the un-stimulated Bakken formation, Basic, along with its partners, were not sufficiently encouraged by initial indicators to incur the cost of hydraulically stimulating the Bakken in this wellbore and have deferred further evaluation by sealing off the Bakken behind a removable plug. Efforts to complete the Rival interval of the Madison formation are currently underway. While initial production rates are not yet available, the Company reports preliminary indications from the Rival formation this morning are encouraging with oil flowing to surface at unspecified rates.
“While completion efforts in the Bakken were not what we hoped for, we are more than excited about preliminary flow rates from the Rival formation,” commented Ray Singleton, President of Basic. “The Rival had great shows during drilling operations and we had high hopes for this interval while waiting for a completion rig. While we are early in the completion process in the Rival and hesitate to estimate initial production levels, we our enthusiastic about these preliminary results. Regarding our future plans, the next few months should be exciting. With a number of efforts both underway and in the planning process we are on track to exceed last year’s impact to the Company’s production and profitability.”
In a Form 8-K filed in conjunction with this press release, the Company has provided both expanded discussion of this venture and discussion of ancillary events. Readers are encouraged to review this Form 8-K to obtain a complete understanding of matters referenced in this press release.
Basic is an oil and gas exploration and production company with primary operations in select areas of the Williston basin (in North Dakota and Montana), the Denver-Julesburg basin in Colorado, the southern portions of Texas, and along the Gulf Coast. Basic is traded on the “over-the-counter — bulletin board” under the symbol BSIC.OB.
Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “should,” “may,” “will,” “anticipate,” “estimate,” “intend” or “continue,” or comparable words or phrases. In addition, all statements other than statements of historical facts that address activities that Basic intends, expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Basic, particularly the Company’s Quarterly Report on Form 10-QSB for the quarters ending June 30, 2005 and September 30, 2005 in addition to the Company’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2005, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.